EXHIBIT 99.1

NEWS RELEASE FOR INFORMATION CONTACT: Glimcher Realty Trust 150 East Gay Street Columbus, Ohio 43215 www.glimcher.com

Mark E. Yale Exec. V.P., CFO (614) 887-5610 myale@glimcher.com	Lisa A. Indest V.P., Finance and Accounting (614) 887-5844 lindest@glimcher.com

FOR IMMEDIATE RELEASE
Wednesday, April 25, 2007

GLIMCHER REPORTS FIRST QUARTER 2007 RESULTS

•	Mall store occupancy for our wholly-owned malls at March 31, 2007 was 190 basis points higher than at March 31, 2006

•	Same mall net operating income for wholly-owned malls increased by more than 3% over first quarter 2006

•	Average mall store sales for our wholly-owned malls increased to $350 per square foot

COLUMBUS, OH - April 25 - Glimcher Realty Trust, (NYSE: GRT), today announced financial results for the first quarter ended March 31, 2007. A description and reconciliation of non-GAAP financial metrics is contained in a later section of this press release and references to per share amounts are based on diluted common shares.

Net income available to common shareholders in the first quarter of 2007 was $1.1 million, or $0.03 per share, as compared to $4.0 million, or $0.11 per share, in the first quarter of 2006. Funds From Operations (“FFO”) in the first quarter of 2007 was $20.0 million, compared to $23.1 million in the first quarter of 2006. On a per share basis, FFO for the first quarter of 2007 was $0.50 per share compared to the 2006 first quarter of $0.58 per share.

“We are pleased with the key performance metrics in our mall portfolio,” stated Michael P. Glimcher, CEO and President. “Our financial performance is on target with our guidance and we delivered solid leasing results both in quantity and quality.”

Summary of Financial Results
(unaudited, dollars in thousands except per share amounts)
	Three Months Ended March 31,
	2007	2006	% Change
Revenues	$75,171	$75,448	(0.4)%
Net income available to common shareholders	$1,108	$3,984	(72.2)%
Earnings per share	$0.03	$0.11	(72.7)%
FFO	$19,996	$23,070	(13.3)%
FFO per share	$0.50	$0.58	(13.8)%

Highlights

•
Total revenues of $75.2 million in the first quarter of 2007 were 0.4% less than total revenues for the first quarter of 2006. Decreases in lease termination income and outparcel sales in the first quarter of 2007 were partially offset by higher tenant reimbursement income and percentage rents in the first quarter of 2007.

•
Net income available to common shareholders for the first quarter decreased $2.9 million compared to the first quarter of 2006. A $1.7 million gain on the sale of several properties during the first quarter of 2006 and higher lease termination income of $1.1 million in 2006 were the primary contributors to this decrease.

•
Same mall net operating income (“NOI”) for our wholly-owned malls for the first quarter of 2007 increased by approximately 3.1% over same mall NOI for the first quarter of 2006. Increases in minimum rents and improved tenant reimbursement rates resulted in the improved NOI performance. When excluding mall properties held-for-sale, NOI increased 4.3%.

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Same mall store occupancy for our mall properties (excluding our joint venture properties) at March 31, 2007 was 89.2% compared to 87.3% at March 31, 2006, an improvement of 190 basis points. When excluding mall properties classified as held-for-sale, mall store occupancy was 92.2% at March 31, 2007, an improvement of 270 basis points for the same properties as of March 31, 2006.

•
Average retail sales for mall stores at our wholly owned properties increased 3.2% to $350 per square foot for the twelve months ending March 31, 2007 compared to $339 per square foot at March 31, 2006. When excluding the held-for-sale mall properties, average retail store sales were $361 per square foot for the twelve months ending March 31, 2007.

•
Debt-to-total-market capitalization at March 31, 2007 (including the Company’s pro-rata share of joint venture debt) was 56.2% based on the common share closing price of $27.02, compared to 56.3% at December 31, 2006 based on the common share closing price of $26.71. Fixed rate debt represented approximately 84% of the Company’s total outstanding borrowings at March 31, 2007.

Current Status of Mall Disposition Program

•
University Mall (Tampa, FL) - the Company’s previously announced contract to the sell the property has been terminated and a new contract has been executed with the same buyer. The Company expects to sell the asset in the second quarter of 2007 at a significant gain.

•
Almeda Mall (Houston, TX) - the Company has a contract to sell this property and expects to close the transaction in July 2007. Prior to the sale, the Company plans to pay off the existing mortgage debt without any significant pre-payment charges.

•	Montgomery Mall (Montgomery, AL) - the Company has a contract to sell this property and expects to close the transaction in May 2007.
•	Northwest Mall (Houston, TX) - the Company remains committed to sell this property and is in discussion with interested buyers.
•	Eastland Mall (Charlotte, NC) - the Company has a contract to sell this property subject to certain contingencies related to a loan assumption.

Outlook

The Company estimates earnings per share to be in the range of $1.65 to $1.75 for 2007 and maintains the estimate of FFO per share to be in the range of $2.25 to $2.35 for 2007. With the exception of the developments noted above in our disposition program, there were no significant changes to the assumptions detailed in previous guidance.

A reconciliation of the range of estimated FFO per share to estimated earnings per share for 2007 follows:

	Low End	High End
Estimated earnings per share	$1.65	$1.75
Add: Real estate depreciation and amortization*	2.00	2.00
Less: Gain on sales of properties	(1.40)	(1.40)
Estimated FFO per share	$2.25	$2.35

For the second quarter of 2007, the Company estimates earnings per share to be in the range of $0.93 to $0.98 and FFO per share to be in the range of $0.45 to $0.50. A reconciliation of the range of estimated FFO per share to estimated earnings per share for the second quarter of 2007 follows:
	Low End	High End
Estimated earnings per share	$0.93	$0.98
Add: Real estate depreciation and amortization*	0.47	0.47
Less: Gain on sales of properties	(0.95)	(0.95)
Estimated FFO per share	$0.45	$0.50

*	Wholly-owned properties and pro rata share of joint ventures

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Funds From Operations and Net Operating Income

This press release contains certain non-Generally Accepted Accounting Principles (GAAP) financial measures and other terms. The Company’s definition and calculation of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to above should not be considered as alternatives to net income or other GAAP measures as indicators of our performance.

Funds From Operations (“FFO”) is used by industry analysts and investors as a supplemental operating performance measure of an equity real estate investment trust (“REIT”). The Company uses FFO in addition to net income to report operating results. FFO is an industry standard for evaluating operating performance defined as net income (computed in accordance with GAAP) excluding gains or losses from sales of depreciable property, plus real estate related depreciation and amortization after adjustments for unconsolidated partnerships and joint ventures. FFO does include impairment losses for properties held for use and held for sale. Reconciliations of non-GAAP financial measures to earnings used in this press release are included in the above Outlook sections of the press release.

Net Operating Income is used by industry analysts, investors and Company management to measure operating performance of the Company’s properties. NOI represents total property revenues less property operating and maintenance expenses. Accordingly, NOI excludes certain expenses included in the determination of net income such as property management and other indirect operating expenses, interest expense and depreciation and amortization expense. These items are excluded from NOI in order to provide results that are more closely related to a property’s results of operations. In addition the Company’s computation of same mall NOI excludes property bad debt expense, straight-line adjustments of minimum rents, termination income, and income from outparcel sales. We also adjust for other miscellaneous items in order to enhance the comparability of results from one period to another. Certain items, such as interest expense, while included in FFO and net income, do not affect the operating performance of a real estate asset and are often incurred at the corporate level as opposed to the property level. As a result, management uses only those income and expense items that are incurred at the property level to evaluate a property’s performance. Real estate asset related depreciation and amortization is excluded from NOI for the same reasons that it is excluded from FFO pursuant to the National Association of Real Estate Investment Trust’s definition.

First Quarter Conference Call

Glimcher’s first quarter investor conference call is scheduled for 11 a.m. ET on Thursday, April 26, 2007. Those wishing to join this call may do so by calling (888) 879-9207. This call also will be simulcast and available over the Internet via the web site www.glimcher.com on April 26, 2007 and continue through May 11, 2007. Supplemental information about the first quarter operating results is available on the Company’s web site or at www.sec.gov or by calling (614) 887-5844.

About the Company

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of regional and super-regional malls. At March 31, 2007, the Company’s mall portfolio, including assets held through our strategic joint ventures, consisted of 26 properties located in 16 states with gross leasable area totaling approximately 23.8 million square feet. The community center portfolio is comprised of four properties representing approximately 1.0 million square feet. Glimcher Realty Trust’s common shares are listed on the New York Stock Exchange under the symbol “GRT.” Glimcher Realty Trust’s Series F and Series G preferred shares are listed on the New York Stock Exchange under the symbols “GRT.F” and “GRT.G,” respectively. Glimcher Realty Trust is a component of both the Russell 2000® Index, representing small cap stocks, and the Russell 3000® Index, representing the broader market.

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Forward Looking Statements

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, economic and market conditions, competition, tenant bankruptcies, bankruptcies of Joint Venture (JV) partners, failure to increase mall store occupancy and same-mall operating income, rejection of leases by tenants in bankruptcy, financing and development risks, construction and lease-up delays, cost overruns, the level and volatility of interest rates, increases in and/or new impairment charges, the rate of revenue increases versus expense increases, the financial stability of tenants within the retail industry, the failure to make additional investments in regional mall properties and redevelopment of properties, the failure to acquire or sell properties as and when anticipated, the failure to fully recover tenant obligations for common area maintenance, taxes and other property expenses, the failure to achieve FFO and/or earnings per share for 2007 set forth in this press release, failure of the Company to qualify as a real estate investment trust, termination of existing JV arrangements, conflicts of interest with our existing JV partners, the failure to sell malls and the failure to sell such properties when anticipated, the failure to achieve estimated sales prices and proceeds from the sale of malls and community centers, the failure to upgrade tenant mix, restrictions in current financing arrangements, the failure to refinance debt at favorable terms and conditions, loss of key personnel, increases in impairment charges, as well as other risks listed from time to time in the Company’s reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by the Company.

Visit Glimcher at: www.glimcher.com

Financial Tables to follow

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GLIMCHER REALTY TRUST
Operating Results
(in thousands, except per share amounts)
(unaudited)

	Three Months ended March 31,
Statement of Operations	2007		2006

Total revenues	$75,171		$75,448
Total expenses	(50,177)		(49,947)
Operating income	24,994		25,501
Interest expense, net	(22,863)		(20,769)
Equity in income of unconsolidated entities, net	117		593
Income before minority interest in operating partnership
and discontinued operations	2,248		5,325

Minority interest in operating partnership	(83)		(337)
Income from continuing operations	2,165		4,988
Discontinued operations:
(Loss) gain on sale of properties	(362)		1,717
Income from operations	3,664		1,638
Net income	5,467		8,343
Less: Preferred stock dividends	(4,359)		(4,359)
Net income available to common shareholders	$1,108		$3,984

Reconciliation of Net Income Available to Common		Per Diluted		Per Diluted
Shareholders to Funds From Operations		Common Share		Common Share

Net income available to common shareholders	$1,108		$3,984
Minority interest in operating partnership	83		337
	1,191	$0.03	4,321	$0.11
Real estate depreciation and amortization	17,259	0.43	19,513	0.49
Equity in income of unconsolidated entities	(117)	(0.00)	(593)	(0.02)
Pro-rata share of joint venture funds from operations	1,301	0.03	1,546	0.04
Loss (gain) on sale of properties	362	0.01	(1,717)	(0.04)
Funds From Operations	$19,996	$0.50	$23,070	$0.58

Weighted average common shares outstanding - basic	36,803		36,499
Weighted average common shares outstanding - diluted	40,326		40,026

Earnings per Share

Net (loss) income available to common shareholders before
discontinued operations per common share	$(0.05)		$0.02
Discontinued operations per common share	$0.08		$0.08
Earnings per common share	$0.03		$0.11

Net (loss) income available to common shareholders before
discontinued operations per diluted common share	$(0.05)		$0.02
Discontinued operations per diluted common share	$0.08		$0.08
Earnings per diluted common share	$0.03		$0.11
Funds from operations per diluted common share	$0.50		$0.58

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GLIMCHER REALTY TRUST
Selected Balance Sheet Information
(in thousands, except percentages and base rents)

	March 31,	December 31,
	2007	2006

Investment in real estate, net	$1,773,697	$1,773,805
Total assets	$1,882,181	$1,888,820
Mortgage notes and other notes payable	$1,594,184	$1,576,886
Debt / Market capitalization	55.2%	55.3%
Debt / Market capitalization including pro-rata share of joint ventures	56.2%	56.3%

	March 31,	March 31,
	2007	2006
Occupancy:
Wholly-owned Malls:
Mall Anchors	93.6%	95.0%
Mall Stores	89.2%	87.3%
Total Consolidated Mall Portfolio	92.0%	92.3%

Mall Portfolio including Joint Ventures:
Mall Anchors	94.1%	95.5%
Mall Stores	89.1%	86.5%
Total Mall Portfolio	92.3%	92.3%

Average Base Rents:
Wholly-owned Malls:
Mall Anchors	$6.33	$6.19
Mall Stores	$25.63	$25.21

Mall Portfolio including Joint Ventures:
Mall Anchors	$6.72	$6.60
Mall Stores	$25.39	$25.25

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